Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

Master Framework Agreement

This Master Framework Agreement (this “Agreement”) is entered into as of September 3rd, 2021 (“Effective Date”) between Uber Technologies Inc., a Delaware corporation with its principal place of business at 1515 3rd Street, San Francisco, CA 94158 (“Uber”), and Serve Robotics Inc., a Delaware corporation, with its principal place of business at 730 Broadway, Redwood City, CA 94063 (“Company”). The Company and Uber are each a “Party” and together the “Parties”.

Recitals

WHEREAS, the Company is currently developing (i) a robot fleet of Personal Delivery Devices, as defined below, for integration into, and operation on, on-demand logistics and delivery networks (“Delivery Robots”) and (ii) certain technology that will permit Company Delivery Robots to integrate into and operate on on-demand logistics and delivery networks (“Company System”);

WHEREAS, the Company owns and operates Delivery Robots and may employ or contract with individuals (each, a “Safety Operator”) to manage the Delivery Robots while such robots are in motion;

WHEREAS, Uber (i) owns and operates an on-demand logistics and delivery network (the “Uber Service”) that, among other products and services, matches couriers, who are independent contractors that provide delivery services, with restaurants, grocery stores and similar entities seeking delivery of their products from one location to another using the Uber Service or its mobile or integrated applications, and (ii) is developing a set of resources that will enable third parties to integrate with and onboard fleets of personal delivery devices onto the Uber Service (such resources, together with the Uber Service, the “Uber Platform”); and;

WHEREAS, the Parties share the goal of adding to the supply of affordable and reliable options for on-demand delivery, and seek to pilot and scale a Delivery Robot fleet completing deliveries for Uber users’ Uber Eats, Postmates and/or other delivery orders that might be available through the Uber Service; and

WHEREAS, the Parties desire to collaborate on an integration to allow for the deployment of the Delivery Robots on the Uber Platform (in each case, to operate in compliance with the safety expectations set forth in an applicable Project Plan, as defined below) in one or more cities (each deployment, a “Pilot”) in the United States and/or Canada,

NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

Unless this Agreement shall expressly provide to the contrary, the following terms shall have the respective meanings set forth below:

1.1 “Affiliate” means, as to a Person, any other Person that, directly or indirectly, is controlled by, is under common control with or controls such Person, where “control” means the ability to vote at least fifty percent (50%) of the outstanding voting securities in such Person.

1.2 “Personal Delivery Device” or “PDD” is a device that (A) is manufactured for transporting cargo and goods in a pedestrian area or supplementary areas, including areas of public roadways designed for pedestrian traffic; and (B) is equipped with technology, including software and hardware, that enables the operation of the device with the remote support and/or supervision of a human.

1.3 “Change of Control” means (i) the consummation of a reorganization, merger or consolidation of a party, except any such reorganization, merger or consolidation in which the stockholders of the party as of immediately prior to such reorganization, merger or consolidation continue to hold, immediately following such reorganization, merger or consolidation, directly or indirectly, at least a majority, by voting power, of the surviving or resulting entity, (ii) the sale or other disposition of substantially all of the assets of a party, or (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended (“Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than fifty percent (50%) of either (A) the then-outstanding shares of common stock of such party; or (B) the combined voting power of the then-outstanding voting securities of such party entitled to vote generally in the election of directors.

1.4 “Data” means all data, records or information provided, transferred or made available by one Party to the other Party, in each case, that is specifically set forth in a Project Plan (as defined in Section 3.1).

1.5 “Eligible Delivery Robot” means a verified Delivery Robot that has been successfully onboarded to the Uber Platform according to the onboarding conditions of the applicable Project Plan, and maintains an individual driver account in good standing on the Uber Platform.

1.6 “Intellectual Property Rights” or “IPR” means all intellectual property rights throughout the world, whether existing under intellectual property, unfair competition or trade secret laws, or under statute or at common law or equity, including: (i) copyrights, trade secrets, trademarks, trade names, patents, inventions, designs, logos and trade dress, “moral rights,” mask works, rights of personality, publicity or privacy, and any other intellectual property and proprietary rights; (ii) any registration, application or right to apply for any of the rights referred to in this clause; and (iii) any and all renewals, extensions and restorations thereof, now or hereafter in force and effect.

1.7 “Marks” means trademarks, trade dress, service marks, trade names, logos and slogans.

1.8 “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, organization, trust, governmental authority or any other entity or organization of any kind.

1.9 “Safety Operator” means any individual employed or contracted by Company to manage or operate the Company Delivery Robots while such Delivery Robots are in motion;

1.10 “Scaled Operations” means Company operation of 1,000 or more active Delivery Robots in a single market or collectively across multiple markets, on the Uber Platform or collectively across all platforms on which Company Delivery Robots operate.

1.11 “Technology” means any useful devices, hardware, platforms, discoveries, methods, ideas, concepts, algorithms, works of authorship (including software and documentation), or other technology, information or materials, whether or not patentable, copyrightable or subject to other forms of protection.

1.12 “Third Party” means a Person other than Uber, the Company, or any of either Party’s Affiliates.

1.13 An “Uber Trip” begins at the time that an Eligible Delivery Robot (i) is online on the Driver App (as defined in Uber’s Platform Access Agreement (“PAA”) attached at Exhibit D), or other such future integration enabling an Eligible Delivery Robot to signify its availability to accept orders, and (ii) such Eligible Delivery Robot has accepted a request for delivery services via the Driver App, or other such future integration. An Uber Trip continues through, and lasts until the completion of, such delivery services, including the unloading of all items to be delivered.

1.14 “Uber Direct Competitor” means any company that is, or controls any company that is, primarily engaged in the business of [***]. For purposes of the foregoing, “control” will mean ownership or control of 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors.

2.	NATURE OF THE RELATIONSHIP

2.1 Relationship between the Parties. The relationship of the Parties hereunder is that of independent business enterprises as described in the PAA, and this Agreement will not be construed to imply that either Party is the agent, employee, or joint venturer of the other, nor shall either party have the right to direct or control the operations of the other. Neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

2.2 Relationship between the Company and Safety Operators. The Parties agree that each Safety Operator shall be employed or contracted by the Company and not by Uber, and that Uber shall not control, direct or manage Safety Operators or the Delivery Robots. The Company will be responsible for (i) designing and implementing a Safety Plan, as defined in Exhibit A, for each Project Plan that is approved by Uber prior to the commencement of any Pilot, and (ii) the acts and omissions of each Safety Operator as fully as if they were the acts or omissions of the Company.

2.3 Exclusivity.

2.3.1 Company will not negotiate or enter into a written commercial agreement or partnership with any other company engaged primarily in the delivery of prepared food, grocery or other convenience items through an app (including, but not limited to, DoorDash, Inc.) for the period during the Term ending 18 months after Uber’s spin-out of Company, dated Feb 24, 2021 (the “Spin-out”)(such period, the “Exclusivity Period”); provided however, if [***].

2.3.2 Nothing in this Agreement shall be construed as limiting the right of Uber to collaborate or pursue any business opportunity with, or provide goods or services to, any Third Party (including any such collaboration or opportunity relating to the subject matter hereof), provided that Uber does not breach its confidentiality or other obligations under, and otherwise complies with the terms and conditions of, this Agreement.

2.3.3 In all United States and/or Canadian markets where Company operates, Company shall make available all or substantially all of its Delivery Robot supply (e.g., all devices, operational device hours, device compartments, and geographical operating areas) for potential operation or deployment on the Uber Platform; provided that nothing herein shall obligate Company to accept any individual order placed on or through the Uber Platform. Except as specifically agreed in any applicable Project Plan, as defined below, Uber shall be under no obligation to dispatch orders to such Delivery Robots.

2.4 Independent Development. Each Party understands that each Party may currently or in the future be developing Technology internally that may be similar to the other Party’s, or receiving Technology from Third Parties that may be similar to the other Party’s. Accordingly, nothing in this Agreement will impair a Party’s right to acquire, license, develop for itself, or have others develop for it, similar Technology that perform the same or similar functions as the Technology contemplated by this Agreement, provided that such Party does not breach its confidentiality obligations or other obligations under this Agreement, and otherwise complies with its terms and conditions.

3.	PROJECT PLANS

3.1 Project Plans.

3.1.1 During the Term (as defined in Section 12.1), the Parties will negotiate in good faith to enter into one or more duly executed project plan(s) for the Pilot(s) (each, a “Project Plan”), pursuant to which the Company will operate and deploy the Delivery Robots on the Uber Platform in a city or other location. The Project Plan for the initial Pilot will be, upon its execution, Exhibit C to this Agreement (“Project Plan #1”). The Parties will make commercially reasonable efforts to agree on and mutually sign Project Plan #1 within one (1) month of the Effective Date. Each Party shall, at its sole cost and expense unless otherwise expressly agreed in the applicable Project Plan, perform its respective obligations set forth in each Project Plan, on the timelines and with the deliverables set forth therein. Each Party shall perform its obligations and other activities under the specific Project Plan as outlined therein and cooperate with the other Party in the performance of the other Party’s obligations reasonably and in good faith. Each Project Plan and this Agreement shall be read together, and in the event of any conflicting provisions, the provisions in this Agreement shall govern and control unless the applicable Project Plan explicitly references this Agreement and the specific provision being overridden (i.e., a general reference is not sufficient to override the provisions of this Agreement).

3.1.2 Subject to Section 3.1.1, such Project Plans will include, among additional terms:

3.1.2.1	City or location for operation;

3.1.2.2	Pilot-specific responsibilities and any core technical functionality;

3.1.2.3	Pilot-specific data terms, including sharing and handling;

3.1.2.4	Any service level agreements related to technical integrations, including minimum API service levels and engineering support services (the “SLAs”);

3.1.2.5	Any applicable API licenses or terms;

3.1.2.6	Pricing, in accordance with Section 3.2 and 3.3;

3.1.2.7	Performance levels Company will be expected to meet or exceed, in accordance with Section 3.4;

3.1.2.8	Utilization targets, in accordance with Section 3.5;

3.1.2.9	Safety standards, in accordance with Section 4.3.

3.1.2.10	Any on-robot branding or marketing;

3.1.2.11	Any publicity associated with this Agreement contemplated during the Project Plan, in accordance with Section 13.2.

3.2 Pricing

3.2.1 Company and each Eligible Delivery Robot shall be subject to the PAA.

3.2.2 The Eligible Delivery Robot shall receive payment for delivery services in accordance with Uber’s Fare Addendum to the PAA (“Fare Addendum”), attached at Exhibit D, Schedule 1.

3.2.2.1	For the avoidance of doubt, for each Eligible Delivery Robot’s delivery services, the Company will receive (a) the Fare (as defined in the Fare Addendum) indicated on the Driver App (as defined in the PAA) and [***].

3.3	Establishing Pricing

3.3.1 Uber and Company will negotiate in good faith on the cost per delivery discount to be applied in pilot phases that precede Scaled Operations. Such discount will be identified in each Project Plan for the operations subject to its terms. Such discount may be achieved by reducing the Fare and/or increasing the Service Fee, in accordance with the Fare Addendum.

3.3.2 Scaled Operations Pricing: For pricing to be implemented upon reaching Scaled Operations, the Parties will negotiate in good faith to complete one or more written agreements (such agreements not to be unreasonably withheld, conditioned, or delayed) [***] Notwithstanding the foregoing, [***]:

3.3.2.1	[***],

3.3.2.2	[***].

3.3.3 [***].

3.3.3.1	[***].

3.4 Performance Level: The Parties will mutually agree on the performance levels Company will be expected to meet or exceed in its operations on the Uber platform. Performance metrics and targets will be established by mutual agreement in each Project Plan, and may be updated from time to time by mutual written agreement.

3.5 Utilization: [***].

3.5.1 [***].

3.5.2 [***].

3.6 Payments.

3.6.1 Payment Schedule. Uber will pay Eligible Delivery Robot Fares (as defined in the applicable Project Plan) and gratuity, if any, in accordance with the Fare Addendum.

3.6.2 Payment Disputes. All payment disputes shall be addressed in accordance with Section 8 (Dispute Resolution) herein.

3.7 Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of such Party’s respective activities under this Agreement in accordance with Uber’s Fare Addendum.

4.	COMPANY OBLIGATIONS

4.1	Regulatory and Policy Engagement Responsibilities.

4.1.1 Company will be responsible for (i) obtaining all necessary licenses, permits, and government approvals to manufacture and operate its delivery robot fleet under the Agreement, (ii) maintaining ongoing compliance with all applicable regulations in accordance with Section 4.4 herein, and (iii) providing Uber with reasonable evidence thereof.

4.1.2 Company will notify Uber within five (5) days of any change to its Regulatory Approvals that affect any active market under this Agreement.

4.1.3 As defined in, and subject to, any Project Plan, Company and Uber will work together to identify productive opportunities for engagement with external stakeholders, including government entities. The Parties will work together to develop a strategy to execute such engagement opportunities as appropriate and feasible. The Parties will also provide to each other information necessary to support discussions with government agencies or for compliance with regulatory obligations and reporting requirements.

4.2	Company Development and Operational Responsibilities.

4.2.1 Company will be responsible for the development, operation, availability, quality, maintenance, safety, and functionality of Serve’s delivery robots and operation of its robot fleet, as well as maintaining appropriate insurance as defined in Sections 9.8 and 9.9.

4.2.2 Company will provide Uber real-time access to certain operational information as defined in and subject to the applicable Project Plan.

4.3	Safety.

4.3.1 Company shall maintain a Safety Plan for each Project Plan. Such Safety Plan will identify the safety standards to be applied to Company Delivery Robots while on any Uber platform, including (but not limited) to Uber Eats and Postmates.

4.3.2 During the term of each Pilot, and for one year after the completion of the Pilot, Company shall retain the original versions of all documents Company has made available to Uber or upon which Company has otherwise relied in meeting Company’s applicable Safety Plan commitments and obligations. Such original versions shall be made readily available to Uber upon request.

4.3.3 During the term of each Pilot, and for one year after the completion of the Pilot, or longer if required by law, Company shall retain all records submitted to any Third Party regarding the deployment of its Delivery Robots as part of a Pilot, including (but not limited to) any documents that Company has submitted to federal, state or local regulators or is required to keep under federal, state or local law.

4.3.4 Company will notify Uber of all Reportable Accidents, Reportable Safety Incidents or Complaints, each as defined in Exhibit A, in accordance with Exhibit A.

4.3.5 Company shall further provide Uber with a regular, periodic summary of its company-wide safety performance for Safety Metrics defined in, and in accordance with, Exhibit A.

4.4	Compliance. Company shall bear all responsibility for its compliance with all applicable state, federal and local laws, regulations, and policies in the performance of its obligations under the agreement. Specifically, Company will be responsible for securing any regulatory approval for the operations of its robots and ensuring continued compliance with relevant laws, regulations, and policies including, but not limited to, those governing sidewalk delivery robots, autonomous vehicles, or PDDs, or the design, manufacturing or operation thereof, including government reporting obligations relating to the same.

4.4.1 If the applicable laws, statutory or regulatory requirements, or policies change at any time during the term of the Agreement, or if Company’s regulatory approvals to operate in any area governed by an active Project Plan materially change (or if Company’s regulatory approvals to operate are revoked by a regulator in any operating area, including those applicable to the operation of Company Delivery Robots in conjunction with a Third Party’s delivery network), Company will (a) notify Uber within five (5) days of such change, and (b) continue to secure any applicable approvals and assure continued compliance.

5.	DATA SHARING

5.1	[***].

6.	LICENSES AND INTELLECTUAL PROPERTY

This Section 6 provides for default IP terms applicable to the Parties’ activities contemplated by and performed in furtherance of this Agreement. [***].

6.1 Definitions. Unless this Agreement shall expressly provide to the contrary, the following terms shall have the respective meanings set forth below in this Section 6:

6.1.1 [***].

6.1.2 [***].

6.1.3 [***].

6.1.4 [***].

6.1.5 [***].

6.1.6 [***].

6.1.7 [***].

6.1.8 Further Definitions. Before the parties execute Project Plan #1, the parties will consider additions to the definition(s) of the Company Field and/or Uber Field concerning routing and rider interactions and will amend upon agreement of the Parties.

6.2 APIs. Access to one or more API(s) may be required in connection with the Pilot(s) hereunder, which API(s) will be identified in the applicable Project Plan. Each Party agrees to grant to the other Party the right to use such required API(s) for the purposes of the applicable Pilot, subject to the licensing Party’s API terms set forth opposite the name and description of the relevant API in the applicable Project Plan or other such licensing agreement as mutually agreed.

6.3 Use and Display of Marks. No Party may use or publicly display the Marks of another Party unless expressly agreed to in writing. If, and to the extent, agreed to in writing by a Party (“Holder”), the other Party may use or display one or more Marks of Holder in connection with the Parties’ activities under a Project Plan, subject to any limitations on nature and scope prescribed in this provision or otherwise provided in writing. Any such use or display shall be (i) in the form, color, dimension and manner as expressly approved by Holder and (ii) consistent with any specifications, standards, guidelines or other instructions provided by Holder. The Parties agree to not unreasonably withhold, delay, or condition responses to such approval requests. Any use by a Party of the other Party’s Marks shall inure to the benefit of the other Party. Except as expressly provided herein, nothing in this Agreement will imply the grant by either Party to the other Party of a right in or to (including a right to use), and each Party reserves all rights not expressly granted hereunder in and to, its Marks or those of any of its Affiliates.

6.4 Reservation of Rights. Each Party reserves all right, title and interest in and to its Intellectual Property Rights not expressly granted to the other Party under this Agreement.

6.5 Ownership and License Rights of Intellectual Property.

6.5.1 [***].

6.5.2 [***]:

6.5.2.1	[***].

6.5.2.2	[***].

6.5.2.3	[***].

6.6 Licensed Rights to Fields.

6.6.1 [***].

6.6.2 [***].

6.7 Further Assurances. A Party having sole ownership of any IPR developed within the scope of the relationship or any Project Plan, whether developed solely or jointly, will have the exclusive right, but not the obligation, to prepare, file, prosecute, maintain, enforce and defend all patents included therein at its own expense. At the owning Party’s reasonable request and expense, the other Party shall provide all information and assistance that may be necessary or useful in obtaining, maintaining and enforcing such patents, except neither Party is under any obligation to join a lawsuit brought by the other Party asserting such patents.

6.8 Cooperation of Jointly-Owned IP. The Parties shall reasonably agree to the filing for and prosecution of any patents arising from Jointly-Owned Joint IP not subject to Section 6.5.2.1 or 6.5.2.2, including that one Party may carry out such activities on behalf of both Parties.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

7.1.1 it is duly organized, validly existing and in good standing in its jurisdiction of organization;

7.1.2 its execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary organizational action on its part;

7.1.3 the provisions set forth in this Agreement constitute legal, valid, and binding obligations of such Party, enforceable against such Party in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally;

7.1.4 its execution, delivery and performance of this Agreement do not and will not conflict with, result in a breach of, constitute a default under, or require the consent of any Third Party under, any agreement, law, rule, regulation, judgment, order, decree or obligation to which such Party is subject; and

7.1.5 its performance under this Agreement (and each Project Plan executed hereunder) complies with all applicable state, federal and local laws and regulations in the performance of its obligations thereunder.

7.2	Company Representations and Warranties. Company represents and warrants to Uber that:

7.2.1 it is responsible for securing any regulatory approval and ensuring continued compliance with relevant policies and laws including, but not limited to, federal, state and local policies and laws related to sidewalk delivery, autonomous vehicles, or personal delivery devices, or the design or operation thereof. If any applicable statutory requirements, regulatory requirements, or policies change at any time during a Pilot, the Company will continue to secure any applicable approvals and assure continued compliance. In addition, the Company will repair any Delivery Robot or part of any Delivery Robot that has been recalled by the manufacturer.

7.2.2 all Eligible Delivery Robots will conform, in all material respects, to Company’s design, manufacturing, and performance specifications, as well as to Company’s quality standards. Company makes such representation and warranty both with respect to Company’s own design, assembly, workmanship and manufacture of Eligible Delivery Robots, as well as to the design, assembly, workmanship and manufacture of Eligible Delivery Robots and any constituent components of Eligible Delivery Robots by any Third Party, including but not limited to contractors and suppliers.

7.3	Uber Representations and Warranties. Uber represents and warrants to Company that:

7.3.1 it is responsible for securing and/or maintaining any regulatory approval, and interfacing with regulators regarding continuing compliance with relevant policies and laws, for Uber’s operation of the Uber Service for a Pilot, as provided under the corresponding Project Plan. If any applicable statutory requirements, regulatory requirements, or policies change at any time during a Pilot, Uber will continue to secure any applicable approvals and assure continued compliance.

7.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 7 OR AS MAY OTHERWISE BE AGREED AND EXPRESSLY SET FORTH IN A PROJECT PLAN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RELATED TO THIS AGREEMENT OR ITS ACTIVITIES HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NON-INFRINGEMENT, OR ANY WARRANTY ARISING FROM TRADE PRACTICE OR COURSE OF DEALING OR THAT ANY SERVICE PROVIDED HEREUNDER WILL BE UNINTERRUPTED OR FREE OF DEFECTS.

8.            DISPUTE RESOLUTION. Before initiating any legal claim or action (except with respect to equitable relief), the Parties agree to attempt in good faith to settle any dispute, controversy, or claim arising out of or related to this Agreement (collectively, a “Dispute”) through discussions which will be initiated upon written notice of a Dispute by either Party to the other Party. If the Parties cannot come to a mutually agreeable resolution of, or plan of action to resolve, the Dispute within fifteen (15) business days of one Party’s receipt of written notice thereof, then such Dispute will be referred to members of the Parties’ executive management (each such member a “Representative”) for resolution. If the Parties’ Representatives have not reached a mutually agreeable resolution of, or plan of action to resolve, the Dispute within fifteen (15) business days after their initial meeting, the Parties will mediate the case using a mutually agreeable mediator with JAMS. If the Dispute does not resolve at mediation, either Party may pursue its rights and remedies available pursuant to this Agreement. Nothing in this Section 8 shall be deemed as preventing either Party from seeking injunctive or other equitable relief from the courts as necessary to prevent the actual or threatened infringement, misappropriation, or violation of its confidentiality, data security, intellectual property rights or other proprietary rights.

9.	INDEMNIFICATION; INSURANCE

9.1 Indemnity by the Company. The Company shall indemnify, defend and hold harmless Uber, its Affiliates, and their respective employees, officers, directors, successors and permitted assignees (the “Uber Indemnified Parties”) from and against any Third Party claim, demand, action or proceeding (each, a “Claim”) and shall indemnify and hold harmless the Uber Indemnified Parties from any resulting liabilities, costs, expenses, damages, fines, losses or obligations of any kind or nature, including reasonable attorneys’ and experts’ fees (collectively, “Losses”) to the extent arising out of [***].

9.2 Indemnity by Uber. Uber shall indemnify, defend and hold harmless the Company, its Affiliates, and their respective employees, officers, directors, successors and permitted assignees (the “Company Indemnified Parties”) from and against any Third Party Claim (and shall indemnify and hold harmless the Company Indemnified Parties from any resulting Losses) to the extent arising out of [***].

9.3 Reserved

9.4 Indemnity by the Company Against IPR Claims. Without limiting the generality of Section 9.1, the Company shall indemnify, defend and hold harmless the Uber Indemnified Parties from and against any Third Party Claim (and shall indemnify and hold harmless the Company Indemnified Parties from any resulting Losses) arising out of or relating to any allegation of infringement by the Company Delivery Robot or the Company System of any Intellectual Property Rights of a Third Party.

9.5 Indemnity by Uber Against IPR Claims. Without limiting the generality of Section 9.2, Uber shall indemnify, defend and hold harmless the Company Indemnified Parties from and against any Third Party Claim (and shall indemnify and hold harmless the Company Indemnified Parties from any resulting Losses) arising out of or relating to any allegation of infringement by the Uber Services or Uber Platform of any Intellectual Property Rights of a Third Party.

9.6 Reserved.

9.7 Indemnification Procedures.

9.7.1 Notice. Promptly after receipt by a Person entitled to indemnification hereunder (the “Indemnified Party”) of notice of the commencement or threatened commencement of any Claim, such Indemnified Party shall notify the Company or Uber (as applicable) (the “Indemnifying Party”) of such Claim (provided that any failure to do so will only relieve the Indemnifying Party of its obligations under this Section 9 to the extent it is prejudiced by such failure).

9.7.2 Control and Cooperation; Single Party Indemnification. The Indemnified Party shall also: (i) permit the Indemnifying Party to control the defense and settlement of such Claim, provided that (A) the Indemnified Party may participate, at its own expense, in any defense and settlement thereof directly through counsel of its own choice, and (B) the Indemnifying Party may not settle such Claim without the Company’s or Uber’s (as applicable) prior written consent, not to be unreasonably withheld, conditioned, or delayed; and (ii) cooperate, at the Indemnifying Party’s expense, with reasonable requests of the Indemnifying Party associated therewith.

9.7.3 Reserved.

9.8 Insurance. Each Party will maintain in force during the Term commercially reasonable insurance coverage consistent with industry standards, including any such coverage required under applicable law. Any specific type of coverage or minimal limits shall be set forth in a mutually agreed upon Project Plan.

9.9 The policy limits of insurance of each Party are not a limitation upon the obligation of either Party, including without limitation, the amount of indemnification to be provided by either Party.

10.	LIMITATION OF LIABILITY

10.1 EXCEPT FOR A PARTY’S OBLIGATIONS UNDER SECTION 9 OR BREACH OF SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS, BUSINESS OR DATA, IN EACH CASE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR UBER’S ACTIVITIES HEREUNDER, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT, WARRANTY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM A PARTY’S ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE).

10.2 EXCEPT FOR ANY CLAIMS, LIABILITIES OR DAMAGES [***] LIABILITY OF EACH PARTY TO THE OTHER PARTY FOR ALL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S ACTIVITIES HEREUNDER, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT, WARRANTY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM THE ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE, OF THE LIABLE PARTY), SHALL NOT EXCEED [***].

10.3 Acknowledgments and Applicability of Limitations. Each Party hereby expressly acknowledges and agrees that, except for a party’s payment obligation under this Agreement (including any Project Plan) or otherwise set forth herein, the limitations and exclusions contained in this Section will apply regardless of (i) the form of action (including any action in contract, warranty, negligence, tort, strict liability, equity or statute); (ii) any claim or finding that any breach of or default under this Agreement was total or fundamental; (iii) the type of damages; (iv) any claim or finding with respect to the adequacy, failure, purpose or sufficiency of any remedy offered or provided for under this Agreement; and (v) whether a Party was informed or aware of, or otherwise could have anticipated the possibility of, such damages or liability.

11.	CONFIDENTIALITY; DATA PROTECTION

11.1 Confidentiality. All disclosures within the scope of this Agreement are subject to the Non-Disclosure Agreement effective as of April 28, 2021 (the “NDA”). Notwithstanding anything to the contrary the above, Company shall be permitted to disclose the existence of this Agreement to prospective Company investors for the purpose of conducting due diligence, but Serve shall not be permitted to disclose its underlying terms for the purpose of conducting due diligence absent the existence of a non-disclosure agreement between Serve and such prospective investor.

11.2 Data Protection.

11.2.1 Security Program. Each Party will establish, implement and maintain during the Term a security program that takes commercially reasonable measures to protect the Data of the other Party in order to prevent such Data from falling into the public domain or possession of Persons other than those Persons authorized under this Agreement to have such Data. Such measures shall include, but not be limited to, the highest degree of care that the Party utilizes to protect its own data of a similar nature, which shall be no less than reasonable care.

11.2.2 Data Breach Notification Requirements. Either Party shall provide notice to the other Party, as soon as reasonably practicable, generally within twenty-four (24) hours (but not later than seventy-two (72) hours), after it becomes aware of or reasonably suspects any (i) breach of this Section 11.2; (ii) material breach of any applicable privacy policies with respect to Data provided to the other Party; or (iii) incident where a Party’s Data has been accessed by or disclosed to an unauthorized Person. The Party suffering the potential Data breach shall provide information about the incident or incidents that resulted in the breach of confidentiality or security as reasonably requested by the other Party.

11.2.3 Data Sharing. Each Party will provide to the other Party the types of Data described in an applicable Project Plan, subject to any license or other restrictions therein.

11.3 Personally Identifiable Information. Neither Party will provide to the other Party any personally identifiable information (as defined in applicable privacy or similar legislation) (“PII”) except as expressly set forth in the applicable Project Plan. In the event one Party (the “PII Discloser”) discloses to the other Party (the “PII Recipient”) any PII pursuant to a duly executed Project Plan, (i) as between the Parties, the PII Discloser is the sole and exclusive owner of such PII; (ii) such PII is the PII Discloser’s Confidential Information and Data, and is subject to the obligations of Sections 11.1 and 11.2; and (iii) any PII provided by Uber to the Company (collectively, “Uber Personal Data”) is further subject to the Uber Data Processing Agreement (Exhibit B to this Agreement).

12.	TERM AND TERMINATION

12.1 Term. This Agreement shall have a term commencing on the Effective Date and ending on the earlier of (i) three (3) years after the Effective Date (the “Initial Term”); or (ii) the effective date of termination of this Agreement by a Party pursuant to an applicable termination provision in this Agreement; provided, however, that this Agreement will automatically renew for consecutive one (1) year periods unless either party terminates the Agreement by giving written notice at least thirty (30) days before the end of the Initial Term or then-current renewal period (collectively, the “Term”).

12.2	Mutual Termination Rights.

12.2.1 [***].

12.2.2 Termination for Breach. Either Party may terminate this Agreement or any outstanding Project Plan upon written notice to the breaching Party in the event of a material breach of this Agreement or such Project Plan (as applicable); provided, however, that such breach is not cured within a thirty (30) day cure period (or such shorter period as may be required due to exigent circumstances) commencing on the date of written notice of such breach. If there is a series of repeated breaches (whether cured or uncured) of the Agreement and/or any Project Plan that in the aggregate constitute a material breach of this Agreement; provided, that all breaches which the non-breaching Party is basing its termination pursuant to this section shall have occurred within six (6) months, the non-breaching Party may provide written notice to terminate this Agreement (or any outstanding Project Plan) within thirty (30) days, provided that it shall be the option of the non-breaching Party to provide an opportunity to cure within such thirty (30) day period.

12.2.3 Other Termination. Either Party may terminate this Agreement (including all Project Plans) immediately upon written notice to the other Party if the other Party: (i) makes an assignment in violation of this Agreement; (ii) ceases to carry on its business, liquidates or dissolves its business, or disposes of a substantial portion of its assets; (iii) becomes insolvent or makes an assignment for the benefit of creditors, or fails to generally pay its debts when they become due; or (iv) voluntarily or involuntarily becomes the subject of any proceeding relating to bankruptcy, insolvency, receivership, liquidation, or other similar proceeding.

12.3 Uber Termination Rights.

12.3.1 [***] Uber will have the right to terminate the Agreement immediately upon [***].

12.3.2 [***].

12.3.3 [***].

12.4 Effect of Termination. Uber may not remove or suspend Company’s ability to accept and complete delivery orders on any Uber platform, including (but not limited to) Uber Eats and Postmates, prior to the effective date of termination, provided, however, that Uber may suspend Company’s ability to accept and complete delivery orders for any period during which a material breach identified by Uber is uncured by Company for any such breach that poses a material risk of safety to the public or significant liability risk to Uber. Upon any termination or expiration of this Agreement, all outstanding Project Plans shall automatically terminate. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto, and shall be without prejudice to the rights and remedies of either Party with respect to the antecedent breach of any of the provisions of this Agreement. Sections 1, 6.3-6.6, 7.4, 8-11, 13 and this Section 12.4 shall survive any termination or expiration of this Agreement.

13.	MISCELLANEOUS

13.1 Arbitration Agreement, Venue, and Attorneys’ Fees. The Parties agree that any dispute arising out of or relating to any aspect of this Agreement, including but not limited to its formation, interpretation, performance, breach, or enforcement, shall be submitted exclusively to final and binding arbitration in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq. Any such arbitration shall be confidential. The arbitration will be administered by JAMS in accordance with the Comprehensive Arbitration Rules and Procedures. The arbitrator will be selected by the Parties from the JAMS’ roster of dispute arbitrators. The arbitration will be conducted in San Francisco, California. Judgment on the arbitration award may be entered in any court having jurisdiction. The prevailing Party in any such arbitration shall be entitled to its reasonable attorneys’ fees, costs, and arbitration expenses, incurred in the arbitration proceeding as well as any court proceedings to confirm the arbitration award. A Party seeking in court to compel arbitration pursuant to this provision and that succeeds in compelling arbitration shall be entitled to its attorneys’ fees and costs incurred in connection with such court proceedings. Notwithstanding the foregoing, nothing herein shall prevent a Party from seeking injunctive relief in any court having jurisdiction in order to protect such Party’s Intellectual Property Rights or Confidential Information.

13.2 Publicity. Except to the extent otherwise required by applicable security laws, regulations or rules established by securities exchange bodies, or as otherwise agreed upon by both Parties in writing:

13.2.1 Neither Party may issue any press release or make any other public disclosure or statement relating to this Agreement, any Pilot, or any Project Plan without the prior written consent of the other Party (not to be unreasonably withheld).

13.2.2 Company may not issue a press release or make any other public disclosure or statement relating to an agreement with an Uber Direct Competitor without first having issued such a press release or public disclosure or statement relating to this Agreement or Company’s commercial relationship with Uber (which shall be agreed upon by prior written consent); provided, however, if Company requests such a press release relating to this Agreement or Company’s commercial relationship with Uber and the Parties cannot agree on press release terms within ten (10) days, then the foregoing restriction on Company shall terminate.

13.3 Entire Agreement. This Agreement, any Project Plans and the Exhibits attached hereto contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

13.4 Amendments. Unless expressly agreed in writing, signed by the Parties and expressly stating that it is amending, modifying or supplementing this Agreement, no amendment, modification or supplement shall constitute an amendment, modification or supplement of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of amendment, modification or supplement, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so amended, modified or supplemented in writing.

13.5 Injunctive Relief. Each Party acknowledges that its breach of any intellectual property or confidentiality provisions herein will cause substantial harm to the other Party that could not be remedied by payment of damages alone. Accordingly, the other Party will be entitled to seek preliminary, temporary and permanent injunctive relief, and other equitable relief, for any such breach (or threatened breach), without any requirement to post bond, in any court of competent jurisdiction.

13.6 Force Majeure. Neither Party will be liable for any default or delay in the performance of its obligations under this Agreement, including its obligations with respect to any Project Plan, if and to the extent: (i) the default or delay is caused, directly or indirectly, by a force majeure event; (ii) the non-performing Party is without fault; and (iii) the default or delay could not have been prevented by reasonable precautions. In such event, the non-performing Party is excused from further performance for as long as such circumstances prevail and the Party continues to use its commercially reasonable efforts to recommence performance. Any party so delayed will notify the Party in writing to whom performance is due and describe the circumstances causing the delay.

13.7 Waiver. No waiver will be implied from conduct or failure to enforce rights. No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party against whom it is sought to be enforced. Any waiver relating to a provision of this Agreement (unless otherwise specified) shall only be a waiver in the particular instance and for the particular purpose for which it was given.

13.8 Interpretation. The section headings in this Agreement are included for convenience only and shall not limit or otherwise affect the interpretation of any of the terms or provisions herein. The use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive. Each Party acknowledges that such Party has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision will not be construed against either Party because such Party or such Party’s representatives drafted such provision.

13.9 Severability. If any provision in this Agreement is invalid or unenforceable, that provision will be construed, limited, modified or, if necessary, severed, to the extent necessary, to eliminate its invalidity or unenforceability, and the other provisions of this Agreement will remain unaffected.

13.10 Assignment. Neither this Agreement, nor any rights or obligations hereunder, may be transferred, assigned or delegated (by operation of law or otherwise) by either Party without the prior written approval of the other Party; provided, however, that each Party may assign this Agreement, and its rights and obligations hereunder, in its entirety, without such consent, to an Affiliate of such Party or to any successor entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of such Party’s voting securities or assets, subject to Section 12.3.1 above. Any attempt to assign this Agreement in contravention of the foregoing shall be void ab initio. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. A Change of Control will be deemed an assignment for purposes of this Section 13.10. In addition, in the event that any entity that controls a Party undergoes a Change of Control, such Party will immediately notify the other Party.

13.11 Each Party may use its Affiliates, consultants, agents and contractors (“Representatives”) to perform its obligations and exercise its rights under this Agreement, provided that: (i) such Representatives are fully bound to all terms of this Agreement (including Confidentiality (Section 11) and Intellectual Property (Section 6) provisions); and (ii) each Party will be responsible for, and indemnify and defend the other Party for, the acts and omissions of any such Affiliates, consultants, and contractors.

13.12 Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be construed, governed, and interpreted in accordance with the laws of the State of California without regard to its conflict of laws principles.

13.13 Notices. Any notices required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be sent by recognized national or international overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested, or delivered by hand to the below addresses for the applicable recipient. Notices under this Agreement will be deemed to be duly given: (i) when delivered by hand; (ii) upon electronic mail transmission; (iii) three (3) days after deposit with a recognized national or international courier; or (iv) on the delivery date indicated in the return receipt for registered or certified mail. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 13.13.

If to Uber:	Uber Technologies Inc.
1515 3rd Street
San Francisco, CA 94158
Email: lando@uber.com
Attn: Legal Department

If to the Company:	Serve Robotics Inc.
730 Broadway
Redwood City, CA 94063
Email: touraj@serverobotics.com
Attn: Touraj Parang

13.14 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Third Party any right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement.

13.15 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile or other means of electronically imaging a signature, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. This Agreement shall become effective when all Parties are in possession of signed counterparts from each other. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UBER TECHNOLOGIES, INC.

By:	/s/ Jennifer Vescio
Name:	Jennifer Vescio
Title:	Head of Business Development
Date:	September 5, 2021

SERVE ROBOTICS, INC.

By:	/s/ Ali Kashani
Name:	Ali Kashani
Title:	Co-founder & CEO
Date:	September 3, 2021

Exhibit A

Company Safety Plan and Safety Metrics Reporting

Company Safety Plan

Each Project Plan shall be accompanied by a Safety Plan that identifies the areas of operation under each Project Plan (“Territory”) and conditions or restrictions for operation under each Project Plan (such conditions or restrictions, together with the Territory, the “Operational Design Domain” or “ODD”).

Each Company Safety Plan will contain the following elements:

1.	Description of proposed operations.

1.1.	Summary description of the ODD in which Company would propose to operate its Delivery Robots in connection with the Uber platform, including:

1.1.1.	A short summary of each ODD constraint (for example, if Company proposes operations with a remote safety monitor, the Company would offer details of Company’s remote monitoring operations); and

1.1.2.	Geographic limitations.

2.	Description of Company’s ability to safely operate in the Operating Domain and Conditions.

[***].

3.	Initial supporting submissions and regulatory certifications.

3.1.	Company’s demonstrated compliance with applicable regulatory requirements, including the following, to the extent they are currently or may become required:

3.1.1.	Approval for all operator permits, whether applicable to PDDs or similar devices, for paid delivery operations, including on an on-demand logistics or delivery network.

3.1.2.	Approval for deployment of a PDD or similar device in the relevant jurisdiction (where appropriate), including any qualifications or conditions upon which regulatory approval has been granted.

3.1.3.	Proof of compliance with any additional PDD requirements, including requirements governing the manufacture of the PDDs, as prescribed by federal, state or local law.

Safety Metrics Reporting

4.	Safety Reporting

[***].

4.4.	Audit Right and Cooperation with Governmental Inquiry.

4.4.1.	Company shall provide, as soon as reasonably practicable upon Uber’s request, copies of or access to all documentation or information relating to any Company accident, safety incident, complaint or citation that occurred during or related to an Uber Trip.

4.4.2.	Company shall provide law enforcement, governmental and regulatory authorities such documents, information or Data as is required by law to be so provided or otherwise reasonably requested by such authorities.

4.5.	Public reporting hotline. Company will maintain a phone or online (via email or website form) channel for receiving comments from the public on the safe operation of Company Delivery Robots.

Exhibit B

UBER DATA PROCESSING AGREEMENT

This data processing agreement (“Agreement”) is hereby incorporated and made a part of the Master Framework Agreement entered into as of September 3rd, 2021 between Uber Technologies Inc. and Serve Robotics Inc. (herein, the “Provider”) (each party a “Party,” or collectively the “Parties”), and all further agreements executed under it (collectively, the “Main Agreement(s)”) pursuant to which Provider provides services to Uber. This Agreement is effective as of (1) the execution date of the Main Agreement if incorporated as an exhibit thereto; or (2) the date last signed if executed as an amendment to or otherwise separately from the Main Agreement.

DEFINITIONS

The following terms shall have the following meanings. Capitalized terms not defined herein shall have the same meaning set forth in the Main Agreement(s).

a.	“Affiliate” means an entity that owns or controls, is owned or controlled by, or is under common control or ownership with a Party.

b.	“Controller” means the party or parties to this Agreement that determine(s) the purposes and means of the Processing of personal data for purposes of the Agreement or the Main Agreement.

c.	“Controller Personal Data” means any Personal Data Processed by a Party under the Agreement in its capacity as a Controller.

d.	“Data Protection Law” means all laws and regulations applicable to the Processing of Uber Personal Data under the Agreement, including, as applicable, the laws and regulations of the United States, the European Union, the European Economic Area and their member states, Switzerland and the United Kingdom, including the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and the California Consumer Privacy Act of 2018 (“CCPA”).

e.	“Data subject” means an identified or identifiable natural person.

f.	“Personal data” shall mean “personal data,” “personal information,” or equivalents as defined in applicable Data Protection Laws. In the absence of applicable Data Protection Laws, “Personal data” shall mean any information relating, directly or indirectly, to an identified or identifiable natural person.

g.	“Process,” “Processes,” “Processing,” or “Processed” means any operation or set of operations which is performed on personal data or on sets of personal data, whether or not by automated means, such as collecting, recording, accessing, releasing, disclosing, making available, organizing, structuring, storing, adapting or altering, retrieving, consulting, using, disclosing by transmission, dissemination or otherwise, aligning or combining, restricting, erasing or destroying.

h.	“Processor” means a Party to this Agreement that Processes personal data on behalf of Uber or Uber Affiliates. The term Processor as used herein is equivalent to the term “Processor” as used in the GDPR, and the term “Service Provider” as used in the CCPA.

i.	“Services” means the services provided or received by the Parties pursuant to the Main Agreement.

j.	“Sub-processor” means a Processor engaged by Provider, or a Processor engaged by a Sub-processor of Provider, to Process Uber Personal Data.

k.	“Uber Data Subject” means the data subject whose Uber Personal Data is, or will be, Processed.

l.	“Uber Personal Data” means Uber Data Subject personal data that is Processed by Provider for the purpose of rendering Services for Uber or any Uber Affiliate as further described in Annex 1 Uber Personal Data. For purposes of this Agreement, Uber Personal Data does not include the name and contact information of those Uber employees who are responsible for interacting with Provider in connection with its performance of the services under the Main Agreement, and any Personal Data incidentally received by Provider in connection with those interactions.

1.	GENERAL TERMS

1.1.	Roles of Parties. The Parties acknowledge and agree that Uber is Controller of the Personal Data Processed in connection with the Main Agreement, and that Provider is [check one]:

☑  a Processor of such Personal Data, in which case the Processor Terms set forth in Section 2 shall apply (in exclusion of the terms in Section 3).

☐ an independent Controller of such Personal Data, in which case the Controller Terms set forth in Section 3 shall apply (in exclusion of the terms in Section 2).

1.1.1.	Uber reserves the right to designate another Uber affiliate as Data Controller for purposes of this Agreement.

1.2.	Uber Personal Data Processing

1.2.1.	Uber Personal Data and Data Subjects. In connection with its performance of the Services, Provider will Process the Uber Personal Data relating to the Uber Data Subjects described in Annex 1, which may be amended by the Parties in writing from time to time.

1.2.2.	Limitations and Prohibitions.

1.2.2.1.	Provider shall only Process Uber Personal Data for the purpose of performing the services specified in this Agreement and the Main Agreement, and may not use Uber Personal Data for any other purpose unless otherwise agreed by the Parties in writing.

1.2.2.2.	Provider shall (1) limit access to Uber Personal Data to only those employees or agents that require access to perform their roles and responsibilities in connection with the Services, and (2) under no circumstances rent, sell or disclose Uber Personal Data, except as otherwise allowed under this Agreement or the Main Agreement.

1.2.2.3.	Except as otherwise set forth in the Agreement or the Main Agreement, Provider will not combine Uber Personal Data with data from any other source, company, organization or entity, unless necessary to provide the Services. Except as otherwise set forth in the Agreement or the Main Agreement, Provider will not copy or reproduce Uber Personal Data for its own purposes or those of any sub-processor or other third party.

1.2.3.	Data Security. Provider will maintain appropriate measures to protect the integrity, security and confidentiality of all Uber Personal Data against any anticipated threats or hazards, and/or unauthorized access to or use of such data, which measures shall include at a minimum those set forth in Annex 2 to this Agreement.

1.2.4.	Data Retention and Deletion

1.2.4.1.	Provider shall retain Uber Personal Data for only so long as necessary to perform its obligations under this Agreement or the Main Agreement(s), unless otherwise required under applicable laws.

1.2.4.2.	Upon termination or expiration of the Main Agreement(s) or earlier as requested by Uber, Provider shall destroy or return to Uber (at Uber’s election) all Uber Personal Data in its possession, custody and control, except for such Personal Data as must be retained under applicable law (which Provider shall destroy once it is no longer required under applicable law to retain).

1.2.5.	Data Security Incidents

1.2.5.1.	Notice to Uber. Provider shall notify Uber within seventy-two (72) hours of discovery of an actual unauthorized access to, acquisition or disclosure of Uber Personal Data, or other actual breach of security or confidentiality with respect to Uber Personal Data in Provider’s or its representatives’ control or possession (a “Data Security Incident”). Such notice shall be sent to the Uber persons or team designated to receive notices under the Main Agreement; and via email to vendorsecurity@uber.com.

1.2.5.2.	Third Party Notices. If a Data Security Incident requires notice to any regulator, data subject or other third party: (1) Uber shall have sole control over the content, timing and method of distribution of any needed notice, unless otherwise required by applicable law; (2) Provider may notify the affected parties only upon Uber’s prior written approval and instructions, unless otherwise required by applicable law; and (3) Provider shall reimburse Uber reasonable expenses incurred by Uber in connection with any notice to the extent any Data Security Incident occurs as a result of an act or omission by Provider.

1.2.5.3.	Notice requirements. The notice to Uber required under Paragraph 1.2.5.1 shall include, to the extent known:

(i)	a description of the Data Security Incident, including the location, date and time the Data Security Incident occurred and the location, date and time the Data Security Incident was discovered;

(ii)	a description of the steps Provider has taken, or plans to take, to investigate the Data Security Incident;

(iii)	an overview of the affected Uber Personal Data, including the types of Uber Personal Data and whether the Uber Personal Data was encrypted or redacted;

(iv)	the number of affected Uber Data Subjects and the city, state (if applicable) and country of the Data Subjects;

(v)	the expected consequences of the Data Security Incident; and a description of the measures Provider has taken, or plans to take, to mitigate such consequences.

1.3.	Cross border transfer. In the event that the Services require cross-border transfer of Uber Personal Data, to the extent required by applicable law, the Parties hereby incorporate, and Provider agrees to comply with, the Standard Contractual Clauses approved by the European Commission for data transfers, or other methods of transfer authorized under applicable laws.

1.4.	Data separation in case of a Change of Control

1.4.1.	Notwithstanding anything to the contrary herein, in the event of a Change of Control with or by an Uber Direct Competitor, prior to the consummation of a Change of Control, Company shall, unless otherwise directed by Uber in writing, logically and permanently separate from all other data held by Company (a) all Company Data associated with Delivery Recipients and Merchants, including “User Information” (as defined in the PAA), Uber Personal Data (as defined in this Exhibit B), Account Data, or Company Trip Data (as defined in applicable Project Plans), and (b) all Uber Data, such that in the case of (a) and (b) such data cannot be shared with or accessed by an Uber Direct Competitor in connection with and/or following such a Change of Control, without prejudice to Company’s rights to continue to hold such data itself, in particular where it is obliged to do so in order to fulfil any legal or contractual obligations. This Section 1.4.1 shall survive any termination of the Agreement for as long as Company holds (i) Company Data associated with Delivery Recipients and Merchants and (ii) Uber Data.

1.4.2.	Without limiting any other Uber audit rights in this Agreement, in the event of a Change of Control with or by an Uber Direct Competitor, upon at least fifteen (15) days prior written request of Uber, on one occasion only and not later than two (2) years after the date of the consummation of the Change of Control (the “Review Period”), (i) Company will permit or (ii) Company will cause the acquirer in such Change of Control to permit, an independent public accountant, selected by Uber and acceptable to Company, which acceptance will not be unreasonably withheld, to have access during normal business hours to those records of Company (or such Uber Direct Competitor) as may be reasonably necessary to verify Company’s compliance with Section 1.4.1, at Uber’s cost. Such an independent public accountant shall sign Company’s (or such Uber Direct Competitor’s) standard confidentiality agreement prior to accessing Company’s (or such Uber Direct Competitor’s) books and records subject to this Section 1.4.2. Uber shall have the right to one (1) audit as set forth in this Section 1.4.2 for every Change of Control with or by an Uber Direct Competitor. For clarity, in the event Uber conducts an audit pursuant to Sections 2.2 and 2.3, such audits shall not count towards the maximum number of audits set forth in this Section 1.4.2. As applicable, this Section 1.4.2 shall survive any expiry or termination of the Agreement until expiry of the Review Period.

2.	PROCESSOR TERMS

2.1.	Compliance with Uber instructions and applicable laws. In connection with its Processing of Uber Personal Data, Provider shall at all times comply with Uber’s written instructions pursuant the Main Agreement(s) and all applicable laws, rules and regulations, including but not limited to, all applicable Data Protection Law.

2.2.	Internal Audits. Upon written request, Provider shall provide, at its own expense, if available, a summary of any data security compliance reports or audit reports that assess the effectiveness of Provider’s information security program, system(s), internal controls, and procedures relating to the Processing of Uber Personal Data (e.g., SSAE16, SOC report or other).

2.3.	Uber Audits. Upon reasonable advance written notice, Uber may (not more than once per year) during normal business hours and at its own expense, audit Provider’s facilities, networks, systems, procedures, Processing and maintenance of Uber Personal Data, and compliance with this Agreement. Notwithstanding the foregoing, Uber shall be permitted to exercise such audit right any time a Data Security Incident (as defined in Section 1.2.5.1 above) has occurred. Provider shall reasonably cooperate with such audit by providing access to knowledgeable personnel, physical premises as applicable, documentation, infrastructure, and any application software that Processes Uber Confidential Information and/or Uber Personal Data or otherwise has access to Uber’s networks and systems. Uber shall be responsible for its costs and expenses of such audit (or the fees and costs of the third party performing the audit), unless such audit reveals, or is initiated because of, a material breach of the Main Agreement(s) including this Agreement, in which case Provider will reimburse Uber for such costs and expenses. Provider will promptly address and correct all deficiencies identified in any such audit, to the extent remediable.

2.4.	Requests or Demands from Governmental or Regulatory Bodies. Provider shall inform Uber as soon as possible if it receives a request or demand from a governmental or regulatory body with authority over Provider or Uber relating to Provider’s Processing of Uber Personal Data, and shall reasonably cooperate with Uber in connection with any response to such investigation or audit.

2.5.	Data Subject Rights. If Provider receives a request from an Uber Data Subject relating to their Uber Personal Data, Provider shall promptly forward the request to Uber and provide all reasonable cooperation necessary for Uber to fulfill the Uber Data Subject’s request in compliance with applicable laws.

2.6.	Sub-processors

2.6.1.	Sub-processor obligations. Provider will not permit any Sub-processor to Process Uber Personal Data, unless Provider and the Sub-processor have entered into an agreement that imposes obligations on the Sub-processor that are no less restrictive and at least equally protective of Uber Personal Data than those imposed on Provider under this Agreement.

2.6.2.	Compliance with Data Protection Law. Provider is responsible for ensuring the compliance of Sub-processors with applicable Data Protection Law in connection with the Processing of Uber Personal Data.

2.6.3.	Liability. Provider’s use of Sub-processors does not affect or limit Provider’s liability under this Agreement.

3.	CONTROLLER TERMS

3.1.	Roles of Parties. Each Party:

3.1.1.	is an independent controller of Controller Personal Data under the Data Protection Law.

3.1.2.	will individually determine the purposes and means of its Processing of Controller Personal Data.

3.1.3.	will individually inform data subjects and allow data subjects to exercise their rights under applicable laws.

3.1.4.	will comply with the obligations applicable to it under the Data Protection Law with respect to the Processing of Controller Personal Data.

3.2.	Restrictions. Section 3.1 will not affect any restrictions on either Party’s rights to use or otherwise Process Controller Personal Data under the Main Agreement.

4.	MISCELLANEOUS

4.1.	Termination and Survival. This Agreement and all provisions herein shall survive so long as, and to the extent that, Provider Processes or retains Uber Personal Data.

4.2.	Counterparts. This Agreement may be executed in any number of counterparts and any Party (including any duly authorized representative of a Party) may enter into this Agreement by executing a counterpart.

4.3.	Ineffective clause. If individual provisions of this Agreement are or become ineffective, the effectiveness of the remaining provisions shall not be affected. The Parties shall replace the ineffective clause with a legally allowed clause, which will accomplish the intended commercial intention as closely as possible.

4.4.	Conflicts. In case of contradictions between this Agreement and the provisions of the Main Agreement, the provisions of this Agreement shall prevail.

4.5.	Applicable law and jurisdiction. The applicable law and jurisdiction as set forth in the Main Agreement apply to this Agreement.

Annex 1 - Uber Personal Data

[***].

Annex 2 - Organizational, Physical and Technical Measures

1.	Organizational Security Measures

1.1.	Security Program. Provider has developed and implemented, and will consistently update and maintain as needed: (i) a written and comprehensive information security program in compliance with applicable Data Protection Law; and (ii) reasonable policies and procedures designed to detect, prevent, and mitigate the risk of data security breaches or identify theft (“Security Program”). Specifically, the Security Program shall include, at a minimum:

1.1.1.	a data loss prevention program, with appropriate policies and/or technological controls designed to prevent loss of Uber Personal Data; and

1.1.2.	a disaster recovery/business continuity plan that addresses ongoing access, maintenance and storage of Uber Personal Data as well as security needs for back-up sites and alternate communication networks.

1.2.	Access.

1.2.1.	Provider shall reasonably update all access rights based on personnel or computer system changes, and shall periodically review all access rights at an appropriate frequency to ensure current access rights to Uber Personal Data are appropriate and no greater than are required for an individual to perform his or her functions necessary to fulfill the purposes of the Agreement.

1.2.2.	Provider shall verify all access rights through effective authentication methods.

2.	Physical Security Measures

2.1.	Provider shall maintain appropriate physical security measures for any facility used to Process Uber Personal Information and continually monitor any changes to the physical infrastructure, business, and known threats.

3.	Technical Security Measures

3.1.	Vulnerability scanning and assessments. Provider shall perform vulnerability scanning and assessments on new and key applications and infrastructure.

3.2.	Access Control and Limiting Remote Access. Provider shall secure its computer networks using multiple layers of access controls to protect against unauthorized access.

3.2.1.	Provider shall restrict access through mechanisms such as, but not limited to, management approvals, robust controls, logging, and monitoring access events and subsequent audits.

3.2.2.	Provider shall identify computer systems and applications that warrant security event monitoring and logging, and reasonably maintain and analyze log files.

3.3.	Encryption. Provider shall encrypt all Uber Personal Data in its possession, custody or control while in transit.

3.4.	Security Patches. Provider shall deploy all applicable and necessary system security patches to all software and systems that Process, store, or otherwise support the Agreement.

3.5.	Virus/Malware Scanning. Provider shall use up-to-date, industry standard, commercial virus/malware scanning software that identifies malicious code on all of its systems that collect, use, disclose, store, retain or otherwise Process Uber Personal Data.

Exhibit C

Project Plan #1

Exhibit D

Platform Access Agreement

This Platform Access Agreement (this “PAA”) is by and among Serve Robotics, Inc. (“you”) and Portier, LLC , a subsidiary of Uber Technologies, Inc. (“Uber”). This PAA governs your access to our Platform (defined below) which facilitates your provision of delivery services to (1) account holders seeking to access certain types of delivery services (“Delivery Recipients”) for themselves and/or their guests and (2) merchants providing the goods for delivery services (“Merchants”). For the sake of clarity and depending on the context, references to “we,” “our” and “us” may also refer to Uber and references to “you” or “your” mean Serve Robotics, Inc. (the “Company”) and/or, depending on the context, your Delivery Providers, as defined below. All capitalized terms not defined in this PAA will have the meanings set forth in that certain Master Framework Agreement executed between Serve Robotics, Inc. and Uber dated September 3rd, 2021 (“Framework Agreement”).

Access to our technology platform includes access to our technology application (the “Driver App”) that, amongst other things, facilitates delivery transactions between you and Delivery Recipients; as well as websites and all other associated services, including payment and support services, provided by Uber, its affiliates or third parties (collectively, our “Platform”).

Your access to our Platform is also governed by the applicable terms found on our website, including without limitation, the Community Guidelines, Referral Policies, other applicable Uber standards and policies (including, without limitation, Uber’s safety standards and accessibility policies) and any other agreements you have with us (including those related to how you choose to interact with our Platform, the services you choose to provide and where you chose to provide them) (collectively with this PAA, this “Agreement”), which are incorporated by reference into this Agreement. By accepting this Agreement, you confirm that you have read, understand and accept the provisions of this Agreement and intend to be bound by this Agreement. In the event of any conflict or inconsistency between this PAA or the Framework Agreement, on the one hand, and the foregoing Uber standards and policies, on the other hand, this PAA or the Framework Agreement (as applicable) shall control. This Agreement is effective as of the date and time you accept it.

1. Relationship with Uber

1.1. Contracting Parties. The relationship between the parties is solely as independent business enterprises, each of whom operates a separate and distinct business enterprise that provides a service outside the usual course of business of the other. This is not an employment agreement and you are not an employee. You confirm the existence and nature of that contractual relationship each time you access our Platform. We are not hiring or engaging you to provide any service; you are engaging us to provide you access to our Platform. Nothing in this Agreement creates, will create, or is intended to create, any employment, partnership, joint venture, franchise or sales representative relationship between you and us. You have no authority to make or accept any offers or representations on our behalf.

1.2. Your Choice to Provide Delivery Services to Delivery Recipients. We do not, and have no right to, direct or control you. Subject to Platform availability, you decide when, where and whether (a) you want to offer delivery services facilitated by our Platform and (b) you want to accept, decline, ignore or cancel a Delivery (defined below) request; provided, in each case, that you agree not to discriminate against any potential Delivery Recipient or Merchant in violation of the Requirements (defined below). Subject to your compliance with this Agreement, you are not required to accept any minimum number of Delivery requests in order to access our Platform and it is entirely your choice whether to provide delivery services to Delivery Recipients directly, using our Platform, or using any other method to connect with Delivery Recipients, including, but not limited to other platforms and applications in addition to, or instead of, ours. You understand, however, that the experiences Delivery Recipients and Merchants have with your Deliveries, as determined by Delivery Recipient and Merchant input, may affect your ability to access our Platform or provide Deliveries.

1.3 Your Relationship with Your Delivery Providers. Should you rely upon affiliates, consultants, agents and/or contractors (“Representatives”) to perform your obligations and/or exercise your rights under this Agreement (Representatives in such capacity, “Delivery Providers”), you will ensure that your Delivery Providers understand and comply with the obligations set forth in this Agreement, including without limitation those set forth in Section 2. You have the sole responsibility for any obligations or liabilities to your Delivery Providers that arise from your relationship with them (including any obligations or liabilities relating to the provision of For-hire Services). You acknowledge and agree that you exercise sole control over your Delivery Providers and will comply with all applicable laws (including tax, social security and employment laws) governing or otherwise applicable to your relationship with your Delivery Providers. You acknowledge and agree that you are at all times responsible and liable for the acts and omissions of your Delivery Providers, including their interaction with us or any third party, even where such vicarious liability may not be mandated under applicable law.

2. Our Platform

2.1. General. While using our Driver App, you may receive lead generation and other technology-based services that enable those operating independent business enterprises like you to provide delivery services to Delivery Recipients (“Deliveries”), including, as applicable, the delivery of alcoholic items from Merchants to or on behalf of Delivery Recipients, and if applicable, return of such items to the Merchant on behalf of the Delivery Recipient (“Alcohol Deliveries”), as well as a combination of service(s) to or on behalf of Delivery Recipients (“Combined Services”), which may include, but are not limited to, ordering and selecting items (“Ordering Services”), purchasing items (“Payment Services”), submitting a copy of the itemized Merchant transaction receipt and the provision of Deliveries, which may be provided individually or jointly. All references to Deliveries in this PAA will include Deliveries and, as applicable, Combined Services or Alcohol Deliveries, which may be provided individually or jointly. Further, references to Delivery, particularly in Section 4 of this PAA or any applicable fare addendum, shall include an instance of providing Deliveries and Combined Services or Alcohol Deliveries, which may be provided individually or jointly. Subject to the terms and conditions of this Agreement, Uber hereby grants you a non-exclusive, non-transferable, non-sublicensable, non-assignable license, during the term of this Agreement, to use our Platform (including the Driver App) solely for the purpose of providing Deliveries and accessing services associated with providing Deliveries.

2.2. Compliance. You are responsible for identifying, understanding, and complying with (i) all laws (including, but not limited to, the Americans with Disabilities Act and applicable laws governing your collection, use, disclosure, security, processing and transfer of data), rules and regulations that apply to your provision of Deliveries (including whether you are permitted to provide delivery services at all) in the jurisdiction(s) in which you operate (your “Region”) and (ii) this Agreement (collectively, the “Requirements”). Subject to applicable law, you are responsible for identifying and obtaining any required license (including driver’s license), permit, or registration required to provide Deliveries. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, your ability to access and use our Platform is at all times subject to your compliance with the Requirements. You agree not to access or attempt to access our Platform if you are not in compliance with the Requirements.

2.3. Your Provision of Deliveries. You represent, warrant and covenant that (a) you have all the necessary expertise and experience to provide Deliveries in compliance with the Requirements and standards applicable to the delivery industry, and if applicable, for Alcohol Deliveries in compliance with the delivery and alcohol industries, including, if applicable, any additional Requirements related to the handling, transportation and delivery of alcohol, (b) your access and use of our Platform, and provision of Deliveries, in your Region is permitted by the Requirements (including any age requirements) and (c) all such access and use of our Platform will be in compliance with the Requirements, (d) if applicable, you have all applicable permits, certifications, registrations and licenses necessary for both your vehicle and person to transport alcoholic items, (e) if applicable, you are familiar with all applicable local, state and federal laws, including, but not limited to, laws requiring the verification of a Delivery Recipient’s age (21+) and sobriety. Except as otherwise agreed between the parties, you are responsible for, and bear all costs of, providing all equipment, tools and other materials that you deem necessary or advisable and are solely responsible for any obligations or liabilities arising from the Deliveries you provide.

2.4. Accessing our Platform.

(a) To provide Deliveries you must create and register an account. All information you provide to us must be accurate, current and complete and you will maintain the accuracy and completeness of such information during the term of this Agreement. Unless otherwise permitted by us in writing, You agree to only possess one account for providing Deliveries. You are responsible for all activity conducted on your account. For account security, as well as Delivery Recipient and Merchant safety purposes, you agree not to share or allow anyone to use your login credentials or other personal information used in connection with your account, including but not limited to photos of yourself, to access our Platform. If you think anyone has obtained improper access to your account, login credentials or personal information, you are required to notify us and to change your password immediately so that we may take appropriate steps to secure your account. You agree that we are not responsible for any losses arising from your sharing of account credentials with a third party, including without limitation phishing. You can visit help.uber.com for more information about securing your account.

(b) You represent, warrant and covenant that you have all required authority to accept and be bound by this Agreement. If you are accepting this Agreement on behalf of your company, entity, or organization, you represent and warrant that you are an authorized representative of that company, entity, or organization with the authority to bind such party to this Agreement.

2.5. Background Checks and Licensing, Vehicle Standards.

(a) During your account creation and registration, we will collect, and may verify, certain information about you and any vehicle(s) or PDD(s) you use to provide Deliveries (“your vehicle”).

(b) You may also be required to pass various background, driving record and other checks both prior to the first time you access our Platform and from time to time thereafter during the term of this Agreement; these checks may be facilitated by third parties. You hereby authorize and instruct us to provide copies of such checks to insurance companies, relevant regulators and/or other governmental authorities as needed for safety or other reasons, as described in our Privacy Notice.

(c) You agree that your vehicle(s) or PDD(s) will be properly registered and licensed, as applicable, and suitable to provide Deliveries in your Region. You represent that at all times during the provision of any Deliveries your vehicle(s) or PDD(s) will be in your lawful possession with valid authority to use your vehicle(s) or PDD(s) to provide Deliveries in your Region. You agree that your vehicle(s) or PDD(s) will be in safe operating condition, consistent with safety and maintenance standards for a vehicle or PDD of its type in the delivery industry. You agree to monitor for and repair any parts that are recalled by your vehicle’s or PDD’s manufacturer (as well as anything else the Requirements applicable to your particular Region may require).

2.6. Accepting Delivery Requests.

(a) Delivery requests may appear in the Driver App and you may attempt to accept, decline or ignore them. Accepting a Delivery request creates a direct business relationship (and for Delivery Requests including the provision of Combined Services, accepting such request creates a direct agency relationship) between you and your Delivery Recipient in accordance with the terms of the delivery service the Delivery Recipient and/or Merchant has requested through our Platform. The mechanism for accepting or declining Delivery requests may vary depending on your location and the type of Delivery request you accept. You acknowledge that upon acceptance of a Delivery request, you may incur Uber fees as described in an applicable fare addendum to this PAA.

(b) You will choose the most effective, efficient, and safe manner to reach the destinations associated with a Delivery, provided however that if applicable, for Alcohol Deliveries, at all times, you are responsible for complying with all federal, state and local laws, regulations and obligations about the mode of transportation and any routes you take, including not traveling through dry counties. Any navigational directions offered in the Driver App are offered for your convenience only; unless required by law, you have no obligation to follow such navigational directions. Further, for the provision of Combined Services, you acknowledge and agree that all orders and purchases must be pre-authorized by the Delivery Recipient, and in the case of a discrepancy between the Merchant availability and the Delivery Recipient’s pre-authorized item selection for Ordering Services, you will obtain the Delivery Recipient’s approval before making any modifications or updates. You acknowledge and agree that you may be required to reimburse the Delivery Recipient for any invalid or unauthorized transaction.

(c) You may receive Delivery Recipient and Merchant information, including approximate pickup location, first name, applicable goods to be ordered, the amount pre-authorized by the Delivery Recipient to purchase such applicable goods, and you agree that your Delivery Recipient and Merchant may also be given identifying information about you, including your first name, photo, location, vehicle information, and certain other information you have voluntarily provided through the Driver App (collectively, “User Information”). Without a Delivery Recipient’s consent, you agree to not contact any Delivery Recipient or otherwise use any of the Delivery Recipient’s User Information, including, if applicable, any photos or information obtained from the Delivery Recipient’s ID, except solely in connection with the provision of Deliveries to that Delivery Recipient. You agree to treat all User Information as Confidential Information (defined below) received by you under this Agreement. You acknowledge that your violation of your confidentiality obligations may also violate certain laws and could result in civil or criminal penalties.

(d) You acknowledge and agree that: (i) your Combined Services, whether provided individually or jointly, will only be provisioned as pre-authorized by the Delivery Recipient; and (ii) you take possession of the items on behalf of the Delivery Recipient when you receive the goods from the Merchant.

(e) You agree not to tamper with the alcoholic items, including, but not limited to, opening the bottle(s), taking off or ripping any labeling adhered to the alcoholic items, or opening the packaging.

(f) You understand that you are required by law, and under Uber’s Community Guidelines, not to deliver alcohol to anyone (1) who does not present a valid government-issued photo ID showing they are 21 or older, (2) who appears intoxicated, and/or (3) is not present to accept delivery in person. You also understand that in some Regions the name of the Delivery Recipient must match the name on the valid government-issued ID and Delivery Recipient’s signature may be required. You recognize that failing to comply with these requirements may result in criminal penalties and you losing access to delivering using our Platform. If the Delivery Recipient does not have a valid government-issued photo ID showing they are 21 or older, if the Delivery Recipient appears intoxicated, if no Delivery Recipient is present to accept delivery in person, or if you otherwise determine such Alcohol Delivery order cannot be delivered to the Delivery Recipient compliantly, you agree to return the alcoholic items back to the Merchant on behalf of the Delivery Recipient and at the Delivery Recipient’s expense.

(g) The Driver App may contain additional screens to help you comply with state and local regulations with respect to Alcohol Delivery. You agree to follow the in-app steps and agree that completing the screens as indicated may be required to complete an Alcohol Delivery in accordance with local law.

2.7. Use of Uber Branded Materials.

(a) Except to the extent necessary to comply with applicable law, you are not required to use, wear or display Uber’s name or logo on your vehicle or clothing, or to use signaling lights, stickers, decals, or other such materials displaying Uber’s name or logo (collectively “Uber Branded Materials”).

(b) Your display of Uber Branded Materials is subject to Section 6.3 of the Framework Agreement. Any authorized display of such materials may signify to Delivery Recipients and Merchants that your delivery services are facilitated by our Platform. Uber grants you a limited license to use, wear, or display Uber Branded Materials provided directly to you by Uber (“Authorized Uber Branded Materials”) when providing Deliveries solely for the purpose of identifying yourself and your vehicle to Delivery Recipients and Merchants as someone selling delivery services facilitated by our Platform. You agree not to (i) use, wear, or display Uber-Branded Materials that are not Authorized Uber Branded Materials, (ii) purchase, accept, offer to sell, sell or otherwise transfer Uber Branded Materials that are not Authorized Uber Branded Materials or (iii) offer to sell or sell, or otherwise transfer Authorized Uber Branded Materials, without our prior written permission.

(c) The parties expressly agree that your access to, or use of, Uber Branded Materials, whether or not authorized, does not indicate an employment or other similar relationship between you and us. You further agree not to represent yourself as our employee, representative or agent for any purpose or otherwise misrepresent your relationship with us.

2.8. Crashes, Criminal Offenses, and Other Compliance Obligations. Exhibit A of the Framework Agreement is incorporated herein by reference.

2.9. Ratings. The Delivery Recipient and Merchant may be asked to comment on your services, and you may be asked to comment on the Delivery Recipient and Merchant. These comments can include ratings and other feedback (collectively, “Ratings”), which we ask all parties to provide in good faith. Ratings are not confidential and you hereby authorize our use, distribution and display of your Ratings (and Ratings about you) as provided in our Privacy Notice, without attribution or further approval. We have no obligation to verify Ratings or their accuracy, and may remove them from our Platform in accordance with the standards in our Community Guidelines. You can find out more about Ratings and how they may affect your ability to access our Platform by visiting our website.

2.10. Location Based Technology Services; Communication Consents.

(a) Your device and/or PDD geo-location information is required for the proper functioning of our Platform, and you agree to not take any action to manipulate or falsify your device and/or PDD geo-location unless otherwise mutually agreed-upon in writing in the Framework Agreement or in a Project Plan. You grant us the irrevocable right to obtain your geo-location information and to share your location with third parties, including your Delivery Recipients and Merchants, who will see the approximate location of your vehicle in the applicable Uber app before and during the Delivery. We may not and will not use this information to attempt to supervise, direct, or control you or your provision of Deliveries.

(b) You agree that we may contact you by email, telephone or text message (including by an automatic telephone dialing system) at any of the phone numbers provided by you, or on your behalf, in connection with your account. You also understand that you may opt out of receiving text messages from us at any time, either by replying “STOP” or texting the word “STOP” to 89203 using the mobile device that is receiving the messages, or by contacting us at help.uber.com. Notwithstanding the foregoing, we may also contact you by any of the above means, including by SMS, in case of suspected fraud or unlawful activity by your or on your account.

2.11 Submitting Merchant Receipts. As part of your provision of Combined Services, solely to the extent applicable, you understand and agree that you shall timely submit a valid copy of the itemized Merchant receipt evidencing the amount spent for the items pre-authorized by the Delivery Recipient and confirm prices, in the Driver App or as otherwise indicated by us, and you acknowledge and agree that in the event of an invalid receipt submission, you may be required to reimburse Delivery Recipient. We will provide you notice electronically of any material changes to this obligation.

2.12 Payment Services. Solely to the extent applicable, you understand and agree that you are only authorized to spend such an amount that corresponds with the items pre-authorized by the Delivery Recipients. You have the option to use a pre-authorized payment method or your own payment method. You acknowledge and agree that we may share your personal information with a third party provider for the purpose of providing you the pre-authorized payment method. If you choose to use your own payment method to provide the Payment Services, we will facilitate the repayment of such funds by the Delivery Recipient, subject to your submission of the itemized Merchant receipt, as provided herein.

3. Insurance

3.1. Commercial General Liability. You will maintain commercial general liability insurance at coverage levels and under the conditions required by Sections 9.8 and 9.9 of the Framework Agreement and any applicable Project Plan. Such insurance shall expressly include coverage for claims or damages arising from the operation of Delivery Robots.

3.2. Deliveries Using Your Vehicle or PDD. If you provide Deliveries using a vehicle or PDD, the obligations in this Section 3.1 shall apply.

(a) You will maintain automobile liability insurance on your vehicle that provides protection against bodily injury and property damage to third parties at coverage levels and under the conditions required by Sections 9.8 and 9.9 of the Framework Agreement and any applicable Project Plan. Solely to the extent applicable, such coverage must also satisfy the minimum requirements to operate a vehicle on public roads wherever you use your vehicle. You and any driver operating the vehicle must be listed as an insured or a driver on such automobile liability insurance. You will provide us with a copy of the insurance policy, policy declarations, proof of insurance identification card and proof of premium payment for your policy, as well as copies of the same upon renewal. You will notify us in writing immediately if the policy you have is cancelled.

(b) You will maintain liability insurance on your PDD that provides protection against bodily injury and property damage to third parties at coverage levels and under the conditions required by Sections 9.8 and 9.9 of the Framework Agreement and any applicable Project Plan. Such coverage must also satisfy the minimum requirements to operate a PDD wherever you use your PDD. You and any operator operating the PDD must be listed as an insured or a driver on such liability insurance covering your operation of a PDD. You will provide us with a copy of the insurance policy, policy declarations, proof of insurance identification card and proof of premium payment for your policy, as well as copies of the same upon renewal. You will notify us in writing immediately if the policy you have is cancelled.

(c) You understand that while you are providing Deliveries your personal automobile insurance policy or liability insurance covering your operation of a PDD may not afford liability, comprehensive, collision, medical payments, personal injury protection, uninsured motorist, underinsured motorist, or other coverage for you. If you have any questions or concerns about the scope or applicability of your own insurance coverage, it is your responsibility to resolve them with your insurer.

(d) You will maintain workers’ compensation insurance if it is required by applicable law. If allowed by applicable law, you can insure yourself against industrial injuries by maintaining occupational accident insurance in place of workers’ compensation insurance (and it is at your own risk if you decide not to).

(e) We may, in our sole discretion, choose to maintain auto or liability insurance related to your Deliveries, but we are not required to provide you with any specific coverage for loss to you or your vehicle or PDD, unless we specifically describe it in an addendum to this PAA. We can change, reduce or cancel insurance that is maintained by us, if any, at any time without notice to you or authorization from you.

3.3. Other Deliveries. If you tell us that you will use a bicycle or other non-motor vehicle mode of transport for Deliveries, but then use an automobile or other motorized device that is considered a motor vehicle, we will not provide any form of insurance for you and you will be responsible for reimbursing us for any amounts that we are found liable for in respect to your use of such automobile or other motorized device.

4. Payments

4.1. Payment terms, fare calculations and payment methods are described in a separate fare addendum, attached at Schedule 1 to this PAA, which shall form part of this Agreement.

5. WARRANTY; DISCLAIMERS

5.1. We represent and warrant that: (a) we will provide our Platform in accordance with this PAA and any applicable documentation; (b) our performance hereunder will comply at all times with all applicable laws, rules, regulations, and orders, including those relating to privacy and data protection; (c) our Platform will have reasonable security controls in place to prevent the introduction into your systems of any viruses, worms, time bombs, Trojan horses or other harmful, malicious or destructive code; and (d) except for our express suspension or termination rights under the Framework Agreement we will not disable or interfere with your use of or access to our Platform.

5.2. EXCEPT AS OTHERWISE SET FORTH IN THIS PAA OR THE FRAMEWORK AGREEMENT: WE PROVIDE OUR PLATFORM AND ANY ADDITIONAL PRODUCTS OR SERVICES “AS IS” AND “AS AVAILABLE,” WITHOUT GUARANTEE OR WARRANTY OF ANY KIND, AND YOUR ACCESS TO OUR PLATFORM IS NOT GUARANTEED TO RESULT IN ANY DELIVERY REQUESTS; WE DO NOT WARRANT THAT OUR PLATFORM WILL BE ACCURATE, COMPLETE, RELIABLE, CURRENT, SECURE, UNINTERRUPTED, ALWAYS AVAILABLE, OR ERROR- FREE, OR WILL MEET YOUR REQUIREMENTS, THAT ANY DEFECTS WILL BE CORRECTED, THAT OUR TECHNOLOGY IS FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS; AND WE WILL NOT BE LIABLE FOR ANY SERVICE INTERRUPTIONS OR LOSSES RESULTING FROM SERVICE INTERRUPTIONS, INCLUDING BUT NOT LIMITED TO SYSTEM FAILURES OR OTHER INTERRUPTIONS THAT MAY AFFECT YOUR ACCESS TO OUR PLATFORM.

5.3. WE PROVIDE LEAD GENERATION AND RELATED SERVICES ONLY, AND MAKE NO REPRESENTATIONS, WARRANTIES OR GUARANTEES AS TO THE ACTIONS OR INACTIONS OF THE DELIVERY RECIPIENTS WHO MAY REQUEST OR ACTUALLY RECEIVE DELIVERIES FROM YOU. WE DO NOT SCREEN OR EVALUATE THESE DELIVERY RECIPIENTS. SOME JURISDICTIONS PROVIDE FOR CERTAIN WARRANTIES, SUCH AS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, AVAILABILITY, SAFETY, SECURITY, AND NON-INFRINGEMENT. EXCEPT AS SET FORTH IN THIS PAA OR THE FRAMEWORK AGREEMENT, WE EXCLUDE ALL WARRANTIES TO THE EXTENT THOSE REGULATIONS ALLOW.

5.3. SUBJECT TO THE TERMS AND CONDITIONS OF THE FRAMEWORK AGREEMENT (INCLUDING SECTION 9 (INDEMNIFICATION; INSURANCE)) THEREOF), IF A DISPUTE ARISES BETWEEN YOU AND YOUR DELIVERY RECIPIENTS OR ANY OTHER THIRD-PARTY, YOU RELEASE US FROM LOSSES OF EVERY KIND AND NATURE, KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED, DISCLOSED AND UNDISCLOSED, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH DISPUTES.

5.4. WE MAY USE ALGORITHMS IN AN ATTEMPT TO FACILITATE DELIVERIES AND IMPROVE THE EXPERIENCE OF USERS AND THE SECURITY AND SAFETY OF OUR PLATFORM; ANY SUCH USE DOES NOT CONSTITUTE A GUARANTEE OR WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED.

6. Information

We may collect and disclose information from or about you when you create an account, interact with our Platform or provide Deliveries and as otherwise described in our Privacy Notice. Notwithstanding anything herein to the contrary, the collection, use, and disclosure of such information will be made in accordance with our Privacy Notice.

7. Reserved

8. Miscellaneous

8.1. Incorporation. Section 13 of the Framework Agreement is incorporated herein by reference mutatis mutandis.

8.8. Existing Documents. Defined terms in documents accepted in connection with your acceptance of this Agreement that reference a Technology Services Agreement shall be deemed amended to reference analogous terms defined in this Agreement, including by replacing the term “Technology Services Agreement” with “Platform Access Agreement”.

Schedule 1 to Exhibit D

PAA Fare Addendum

You entered into a Platform Access Agreement (the “PAA”) by and among you and your company/business (“you” or “Company”) and Portier, LLC, a subsidiary of Uber Technologies, Inc. (“Uber”). This is an addendum to the PAA and contains information about fare and payment terms. This addendum is effective as of the date and time you accept it.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the PAA, or in the Master Framework Agreement executed between Serve Robotics, Inc. and Uber dated September 3rd, 2021 (“Framework Agreement”). For the sake of clarity and depending on the context, references to “we,” “our” and “us” may also refer to Uber.

Upon acceptance this addendum is incorporated by reference and a part of the PAA. Except where modified above, the remainder of the PAA shall remain unchanged. This addendum replaces and supersedes any previous addendum that you have accepted related to the subject matter described herein.

Fares; Gratuity. The “Fare” paid for by the Delivery Recipient (or in some circumstances, by the Delivery Recipient plus funds from others) for a Delivery includes a base amount (including but not limited to a flat pickup and/or drop off fee) plus amounts based on the distance and/or time for each Delivery that you complete (provided that these amount may be based on the most efficient route and the estimated time amount between arrival at the Merchant pickup location to your drop off to the Delivery Recipient, including expected wait-time at pickup, expected travel time, and expected wait-time at drop off). The Fare may also include additional fees, such as a fee based on certain trip attributes, and may be adjusted based on marketplace factors, such as supply and demand, provided however that adjustments based on marketplace factors will not apply to Company unless otherwise mutually agreed in writing. In the event that you accept multiple Delivery requests (for example, multiple pick up locations and/or multiple drop off locations) on a single trip, you agree that a single Fare will be inclusive of all Deliveries.

Notwithstanding the foregoing, when you receive a Delivery request, our Platform may surface a minimum Fare amount (“Upfront Fare”). You accept this Upfront Fare by accepting the Delivery request. In markets where you do not receive an Upfront Fare, we will provide you the base amounts and distance and/or time rates electronically, as applicable, and we will provide you notice of any changes. You accept these amounts and rates by accepting the applicable Delivery request.

Fares do not include gratuity, nor is receiving a gratuity guaranteed. Rather, Delivery Recipients may, in their sole discretion, decide to provide you with gratuity. Uber will not take any portion of your gratuity except as described below. If any gratuity is remitted using our application, it shall be included with other monies you may be entitled to receive (collectively, “Net Payment”).

Our Service Fee. In consideration for services connecting you to Delivery Recipients, as well as other related services including payment processing, you will pay us (and/or permit us to collect from amounts owed to you) a portion of the Delivery Recipient Payment (defined below) (on a per-Delivery basis), calculated as the Delivery Recipient Payment (excluding any surcharges, applicable taxes, estimated tolls, and if the Delivery Recipient chooses, gratuity) minus the Fare (“Service Fee”). For the avoidance of doubt, you will not be charged a fee to access our Platform. In the event of a Delivery where the Fare is greater than the Delivery Recipient Payment (excluding any applicable fees retained by us, and taxes and surcharges described below or in your earning statement), no Service Fee will be charged for that Delivery.

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User Payment. For each Delivery, the Delivery Recipient will pay an amount that includes applicable fees for each Delivery (which also contributes to the Fare), and may also include additional charges, such as surcharges, taxes, estimated tolls, and if the Delivery Recipient chooses, gratuity (collectively, the “Delivery Recipient Payment”).

Limited Agency. In order to facilitate the transactions described in this addendum, you hereby appoint us as your limited agent for payment collection for your Deliveries and we hereby accept such appointment. We will process the Delivery Recipient Payment, on your behalf, through our Platform’s payment processing functionality. We will use commercially reasonable efforts to remit amounts owed to you at least once a week. The Fare and any gratuity will be treated as if paid to you directly by a Delivery Recipient. Either party may revoke this appointment by terminating this Agreement; such revocation will be effective after final settlement of all outstanding liabilities under this Agreement.

Deductions; Set-off. You also agree that Fares, incentives, and any gratuities may be used to satisfy a court order of garnishment against you; to reimburse us for citations, tickets, or other administrative penalties or fines assessed by governmental entities arising from your conduct; or to reimburse us for any erroneous overpayment to you.

No Separate Payment Related to Uber Marketing or Delivery Recipient Promotions. We often separately advertise and market our Platform and other products and services generally (including discounts or promotions) to Delivery Recipients that reduce what they ultimately pay for a Delivery. Advertising and marketing to Delivery Recipients does not impact your Fare, nor entitle you to any additional payment.

Adjustments; Disputes. In our good faith discretion, we may adjust or, in more serious situations, cancel or refund in its entirety, any component of the Delivery Recipient Payment for reasons such as fraud, a failure to properly end a Delivery, or your violation of this Agreement, such as failure to comply with the Requirements. If you believe in good faith that there was an error that requires an adjustment to your Net Payment, you can report that error in accordance with Section 8 (Dispute Resolution) of the Framework Agreement. You must report errors promptly or you will waive your right to dispute such Net Payment. Amounts owed to you will not include interest and, if permitted by applicable law, will be net of any amounts you owe us.

Receipts. Our Platform provides you with a system for delivering receipts to your Delivery Recipients. After completing a Delivery, the receipt will be electronically delivered to your Delivery Recipient on your behalf. It includes certain information about you and that Delivery (including your details).

Taxes. You are required to follow applicable law regarding your tax registration, calculation and remittance obligations for your Deliveries, as well as to provide us with all relevant tax information. You are responsible for taxes on your own income. Based on applicable tax or regulatory considerations, we may choose in our reasonable discretion to collect from your Delivery Recipient Payment, or other monies you may be entitled to receive, taxes applicable to your Deliveries and remit such amounts directly to the applicable taxing authority, and may provide any of the relevant tax information you have given us directly to the applicable tax authorities on your behalf or otherwise.